Exhibit 15.2

May 12, 2023

AmeriServ Financial, Inc.

216 Franklin Street

P.O. Box 520

Johnstown, Pennsylvania 15901

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of AmeriServ Financial, Inc. and subsidiaries for the three-month periods ended March 31, 2023 and 2022, as indicated in our report dated May XX, 2023; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your quarterly reports on Form 10-Q for the quarter ended March 31, 2023, is incorporated by reference in the following Registration Statements:

●	Registration Statement No. 333-176869 on Form S-8
●	Registration Statement No. 033-56604 on Form S-3
●	Registration Statement No. 033-55845 on Form S-8
●	Registration Statement No. 033-55207 on Form S-8
●	Registration Statement No. 033-55211 on Form S-8

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Sincerely,

/s/S.R. Snodgrass, P.C.